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                                                                   EXHIBIT 10AA.

February 19, 1997


Mark Knittel
1408 Paumier Court
Raleigh, NC 27615

Dear Mark,

I am pleased to offer you employment as a Vice President of Product Strategy, and Business Development Architecture reporting to me, with base compensation at an annualized rate of $160,000. You will be paid on a semi-monthly basis on the 15th and last day of the month. Your employment start date will be March 20, 1997.

Your incentive compensation will be targeted at a bonus rate of 30% of your base salary, which equates to $48,000. Seventy percent of the target bonus will be based on CNT's Corporate Success Sharing Program and 30% on accomplishments of individual goals. For 1997, we will guarantee $24,000 of your total target bonus. This $24,000 will be paid on a prorated monthly basis for the first year. CNT also agrees to provide six months severance should the employment relationship be terminated for non-performance.

CNT will also provide you with a signing bonus of $25,000 as an additional incentive to make the transition to CNT. Should you decide to remain with your current employer through April 30, 1997, until additional stock is vested, you will forfeit the sign on bonus. We will pay this in two increments: the first 30 days after joining CNT; the second, at year end 1997.

I will recommend to the Board, at the start of employment, that you be awarded an incentive stock option to purchase 70,000 shares of CNT common stock. If such stock option is approved, the price per share would be the closing sale price for the trading day immediately preceding the date of approval. This option would vest in increments of 25% over four years with the first 25% vesting one year from the date of grant and 25% each anniversary thereafter.

CNT will provide a relocation package which pays for the following:

     - closing costs for the purchase of a new home and sale of an existing home (the cost of points are not included).

     -    physical move of household goods.

     -    an apartment rental for 30-90 days.
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Enclosed is a summary of our employee benefits, which includes group medical, dental, life, AD&D, and disability insurance. CNT also offers a 401(k) Salary Savings Plan, a Success Sharing Bonus Plan, an Employee Stock Purchase Plan, company paid holidays, personal time off, and other benefits. Your personal time off will begin at the five year service level, equating to 20 days off. This schedule increases each year for length of service according to the plan. Your eligibility for the benefits listed above is subject to the terms of each plan.

In addition, enclosed is a copy of our Employment Agreement covering proprietary information and non-disclosure covenants. Please review this document carefully so that you are prepared to sign it on your first day of employment. Also, you are required to complete Form I-9 (Employment Eligibility). On your first day of employment, please have the appropriate documents that establish your employment eligibility, per the attached list.

Mark, I look forward to you joining CNT, and the contributions you have to offer.

Sincerely,                                   Offer Accepted by:  Mark Knittel



Thomas G. Hudson
President and CEO                             ---------------------------------